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                                  EXHIBIT 9(A)

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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-6 (File No. 33-61599) of our report dated February 13, 1995, which includes an explanatory paragraph with respect to changes in the Company's methods of accounting for certain investments in debt and equity securities in 1993 and postretirement benefits other than pensions in 1992, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries. We also consent to the reference to our firm under the caption "Experts."



COOPERS & LYBRAND L.L.P.



Birmingham, Alabama
December 22, 1995